Exhibit 3.2

AMENDMENT TO
BYLAWS OF A10 NETWORKS, INC.

WHEREAS, the board of directors of A10 Networks, Inc., a California corporation (the “Company”), and stockholders of the Company wish to amend the Company’s Bylaws to eliminate the requirement that members of the board of directors of the Company can only be removed “for cause” by the stockholders of the Company.

WHEREAS, other than as expressly amended hereby, the Company’s Bylaws shall remain in full force and effect.

NOW THEREFORE, the Company hereby adopts the following amendment to the Bylaws:

1.	Section 3.11 of the Bylaws is hereby amended and restated in its entirety as follows:

“Section 3.11. REMOVAL OF DIRECTORS.

A director may be removed from office by the stockholders of the corporation with or without cause.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.”

CERTIFICATE BY SECRETARY OF ADOPTION BY AMENDMENT TO BYLAWS

The undersigned hereby certifies that he is the duly elected, qualified and acting Secretary of A10 Networks, Inc., and that the foregoing Amendment to Bylaws, consisting of one (1) page was adopted by the board of directors of A10 Networks, Inc. effective as of November 7, 2018.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand and affixed the corporate seal this 8th day of November 2018.

/s/ Robert Cochran
Robert Cochran, Secretary